CUSTODY AGREEMENT

This Agreement is made as of this 16th day of December, 2016, between U.S. Bank National Association, a national banking association (the “Custodian”) and Fenimore Asset Management Trust, a Massachusetts business trust, (the “Transfer Agent’’). This Agreement supersedes and replaces the Custody Agreement dated September 15, 2010, as amended February 21, 2012, between FAM Shareholder Services, Inc, and U.S. Bank, N.A.

WHEREAS, the Custodian has agreed to act and shall serve as custodian of record for certain accounts established by account clients (“Clients”) including but not limited to, Traditional IRAs, Roth IRAs, SEP-IRAs, SIMPLE IRAs, Section 457 plans, Section 403(b) plan accounts and Coverdell ESAs (“Accounts”); and

WHEREAS, the Accounts shall hold shares of certain mutual funds listed in Exhibit A, hereto, as may be amended from time to time upon written notice to the Custodian; and for which the Transfer Agent provides certain shareholder services, and

WHEREAS, the Transfer Agent has agreed to provide for the Accounts, and is in the business of providing, certain retirement plan accounting and administration services as agent for the Custodian; and

IN CONSIDERATION OF THE AGREEMENTS CONTAINED HEREIN, and for other good and valuable consideration hereby acknowledged by the Custodian and Transfer Agent,

NOW, THEREFORE, in order to clarify the respective duties, the Custodian and the Transfer Agent agree as follows:

I.	Duties and Responsibilities of Custodian

A.	Custodian shall act as custodian of record for the Accounts.

B.	Custodian hereby appoints Transfer Agent, and Transfer Agent accepts such appointment, to take sole responsibility to perform the functions with regard to the Accounts as set forth in Article II, A. below.

II.	Duties and Responsibilities of Transfer Agent

A.	Transfer Agent accepts appointment by Custodian to take sole responsibility to perform the following functions with regard to the Accounts:

1.	Draft, maintain and update all documents necessary or relevant to establishing and maintaining Accounts in compliance with applicable law, including but not limited to Account applications, custodial agreements, rollover forms and certifications, beneficiary designation forms and state and federal tax forms.

2.	Receive, process, maintain and update all Account applications, custodial agreements, beneficiary designation forms, federal and state tax forms and all other relevant documents for each Account as necessary to satisfy all applicable legal or reasonable administrative requirements.

3.	Execute as agent on behalf of Custodian, all Account documents under whose terms the Custodian undertakes custodial responsibilities.

4.	Maintain each Client’s records pertinent to each Account, including but not limited to the Client’s current mailing address, as required by applicable law or reasonable administration.

5.	Receive Account contributions directly from the Clients or their agents, or receive transfers of assets directly from predecessor custodians/trustees, for investment in accordance with instructions received from the Client or his agent. All such investments shall be registered in the name of Custodian as custodian.

7.	Allocate contributions between or among each Account as directed by the appropriate Client.

8.	Provide at least annual statements to the Client setting forth the market value of the Client’s account.

9.	As necessary, forward to and provide Clients with such notices of annual meetings, corporate actions, proxies and any other materials required by applicable law to be provided to the Clients.

10.	Provide to each Client such information or notifications as may be required to be famished in accordance with applicable law, including without limitation tax withholding election forms.

11.	Follow the written instructions of the Client directing redemption, reinvestment of assets, distribution of assets for the pu1poses of benefit payments, return of excess contributions or deferrals, transfers to successor custodians/trustees, transfers from predecessor custodians/trustees and any other action, provided that such directions and actions are in conformity with the terms of applicable law. On behalf of the Custodian, Transfer Agent shall prepare, file and distribute all necessary tax forms for each Account, including, but not limited to 1099Rs and 5498s, which may be required by applicable law, Transfer Agent shall maintain a copy of all such forms in its files as required by applicable law.

12.	Process and report redemptions, including making the appropriate tax withholding and promptly transmitting of amounts withheld to the appropriate revenue agency in accordance with applicable law.

13.	Maintain age records of the Clients and notify each Client as required by U.S. Treasury Regulations and other applicable law relating to required minimum distributions (“RMD”), Calculate the amount of the RMD based on the method elected by the Client and collect the information concerning a 70 ½ election of payment method.

14.	Respond promptly to all Client inquiries and maintain records of such responses for no less than the term of this Agreement or as othe1wise required by applicable law.

15.	Promptly deliver to the Custodian copies of all written correspondence received from the U.S. Securities and Exchange Commission (“SEC’) the Internal Revenue Service C’IRS”) or any other governmental agency directly relating to any act, transaction, duty or failure to perform any act or duty which is the subject matter of this Agreement, or the performance thereof, and the Custodian’s regulatory or legal compliance as custodian of record for the Accounts.

16.	Provide Custodian a monthly statement, in a format reasonably required by Custodian, reflecting the current number of Accounts for which the Custodian acts as custodian of record, noting with accuracy the fair market value of each Account as of the last business day of the month.

17.	Collect all fees relating to the Account investments and pay compensation due and payable in accordance with Article V below.

B.	If Transfer Agent is unable to perform or has failed to perform any of the services it has agreed to perform herein at any time, and such nonperformance exposes Custodian to regulatory or legal noncompliance with regard to applicable law, then Transfer Agent promptly shall notify Custodian in writing detailing: (i) the nature of the omissions or failures, (ii) the number and/or duration of such omissions or failures, (iii) the reason for each omission or failure, (iv) the proposed solution to correct each omission or failure, and (v) a procedure for preventing such omissions or failures going forward.

III.	Safekeeping of Assets

Transfer Agent shall assume sole responsibility for the investment and the safekeeping of all Account assets. Transfer Agent shall perform all recordkeeping and accounting functions (including but not limited to purchases and redemptions and earnings and loss calculations) for each Account, and shall provide a detailed report regarding such recordkeeping and accounting to the Custodian at least annually or more frequently upon Custodian’s reasonable request.

IV.	Indemnification

Transfer Agent hereby agrees to indemnify, defend and hold Custodian harmless against any and all claims, demands, actions, suits, judgments, IRS or other governmental penalties or fees of any nature, losses, damages, costs, charges and other expenses of every nature (including legal counsel and other professional fees and expenses) arising out of or in any way relating to the Transfer Agent’s responsibilities under this

Agreement; and for any error, omission, negligent act or willful misconduct by Transfer Agent in the performance of this Agreement.

The indemnity and defense provisions set forth in this section shall indefinitely survive he termination or assignment of this Agreement.

V.	Compensation

A.	Transfer Agent shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto, as amended from time to time.

B.	The Custodian shall be compensated for providing the custodial services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto, as amended from time to time.

VI.	Compliance with Laws

A.	Transfer Agent represents and warrants to Custodian that it will provide competent individuals with the skills, knowledge, and training necessary to perform Services and such individuals will perform such Services in a diligent and professional manner, in strict compliance with all performance specifications, and in accordance with generally accepted industry standards. Transfer Agent further warrants that all individuals assigned to perform Services will receive adequate ongoing training related to legal and regulatory obligations applicable to the Services.

B.	Transfer Agent shall be legally and contractually responsible for ensuring that, in providing services or agreeing to the provision of such services under this Agreement, they have not exposed Custodian to any regulatory or legal noncompliance with regard to any applicable law. If Transfer Agent does expose Custodian to such regulatory or legal noncompliance, they shall indemnify, defend, hold harmless and make the Custodian whole with regard to such exposure.

C.	Custodian shall be legally and contractually responsible for ensuring that, in providing services or agreeing to the provision of such services under this Agreement, they have not exposed to Transfer Agent any regulatory or legal noncompliance with regard to any applicable law. If Custodian does expose Transfer Agent to such regulatory or legal noncompliance, they shall indemnify, defend, hold harmless and make the Transfer Agent whole with regard to such exposure,

D.	Further, Custodian and Transfer Agent hereby agree to the terms and requirements as set forth in Exhibit C which are hereby incorporated by reference.

VII.	Subcontractors

Transfer Agent represents and warrants that all Services will be performed by its employees unless Transfer Agent notifies Custodian in writing of the use of “Subcontractors.” A Subcontractor is an entity that services Transfer Agent’s assigned

IRA accounts and has access to 1RA account holder information, Transfer Agent shall be responsible for all payments to, and claims by, Subcontractors.

Transfer Agent is fully responsible and liable for any action(s) or inaction of Subcontractors and must ensure that all Subcontractors are aware of and comply with the terms and conditions of this Agreement. Transfer Agent may not use Subcontractors based outside of the United States to provide the Se1vices under this Agreement unless approved in writing by Custodian.

VII.	Privacy of Client and Account Information

A.	“Confidential Information” shall mean all information however collected, compiled, or received, including without limitation, through non-electronic or electronic means pertaining to or identifiable in any way to any Client or Account, including but not limited to, fast and last names, home addresses, telephone numbers, account numbers, account balances, account positions, account statements, account activity, social security numbers, driver’s license numbers, account access codes, pass words, account lists, and any other information that may be compiled or derived therefrom.

B.	Gramm-Leach-Bliley. Because Custodian is a federally-regulated financial institution that must comply with the safeguards fat Confidential Information contained in the Gramm-Leach-Bliley Act (“GLBA’’) and regulations promulgated pursuant to GLBA, Transfer Agent must establish, as an entity that maintains, processes, or otherwise is permitted access to Confidential Information, appropriate measures designed to safeguard Confidential Information. Specifically, Transfer Agent must establish and maintain data security policies and procedures designed to ensure the following:

1.	security and confidentiality of Confidential Information;

2.	protection against anticipated threats or hazards to the security or integrity of Confidential Information;

3.	protection against the unauthorized access or use of Confidential Information.

C.	Monitoring. Transfer Agent must permit Custodian to monitor and/or audit Transfer Agent’s compliance with this Section during regular business hours upon not less than seven days’ notice to Transfer Agent and to provide to Custodian copies of audits and system test results acquired by Transfer Agent in relation to the data security policies and procedures designed to meet the requirements set forth above.

VIII.	Disposition of Confidential Information

Transfer Agent is required to develop appropriate security measures for the proper disposal and destruction of Confidential Information. Upon termination of this Agreement, Transfer Agent must forward all Confidential Information to Custodian or Transfer Agent may provide Confidential Information to a successor custodian or destroy the Confidential Information. If requested by the Custodian, Transfer Agent shall provide written certification to Custodian that Transfer Agent has forwarded or destroyed, all such Confidential Information in Transfer Agent’s possession. Notwithstanding the foregoing, Transfer Agent may retain one archival copy of Confidential Information, to demonstrate compliance with the provisions of this Section and to meet any regulatory retention requirements of Transfer Agent.

IX.	Insurance

Without limiting Transfer Agent’s liability to Custodian, Transfer Agent, at its sole cost and expense, will maintain adequate insurance coverage to protect Custodian from any losses or claims that may rise out of the performance of Services throughout the term of this Agreement. Such coverage will include:

1.	workers’ compensation (statutory limits) insurance; and

2.	errors and omissions insurance or comparable coverage of at least $5,000,000 for claims based and damages arising out of or relating to negligence, malicious acts, omissions, errors, or similar malfeasance of Transfer Agent’s Personnel.

All the insurance policies will be with companies licensed to do business in the state where the Services will be petfo11ned and rated no less than Standard and Poor’s AAAa to Claims Paying Ability or BBq to Qualified Solvency Rating as to financial rating and no less than A” as to Policy Holder’s Rating in the current edition of Best’s Insurance Guide (or with an association of companies each of the members of which are so rated). Transfer Agent shall provide Custodian 30 calendar days’ prior written notice of cancellation, non-renewal, or material change in coverage, scope or amount of any insurance policy.

Transfer Agent must deliver certificates of insurance and additional insured endorsements for the applicable policies to Custodian upon Custodian’s request, and shall require all of its Subcontractors to cany insurance coverage and limits as agreed to and approved in writing by Custodian.

X.	Right to Audit; Access

A.	The Custodian’s business operations are regularly audited by (i) various gove1nment agencies having supervisory and regulatory authority over Custodian (the “Regulatory Authorities”) and (ii) Custodian’s own internal auditors. Transfer Agent agrees to fully cooperate with Custodian’s efforts to meet its regulatory obligations and will comply in a timely manner with Custodian’s reasonable requests for documentation and information.

B.	The following are deemed reasonable requests of Custodian, with which Transfer Agent shall comply:

1.	Transfer Agent shall make its books, records, and operations relating to all products and services provided to Custodian or Custodian’s customers available for audit or inspection by the Regulatory Authorities, by Custodian, or by

Custodian’s independent auditors with at least seven days’ advance notice from Custodian.

2.	Within seven (7) business days of Custodian’s written request, Transfer Agent shall provide all applicable audit reports, including but not limited to: SAS 70, performance, financial, internal control and security reviews; penetration testing; intrusion detection; and firewall configuration.

3.	If a deficiency is noted or determined in any such audit report, Transfer Agent must also provide to Custodian any and all documentation related to resolution of the audit deficiencies and the corrective actions implemented to prevent recurrence of such deficiency.

XI.	Significant Events

Transfer Agent must notify Custodian and continue to keep Custodian apprised of an actual or suspected information or data loss breach or disclosure of Custodian’s Confidential Information or Account Holder’s info; service or system interruptions; significant strategic business activities, including any merger or acquisition; threat of bankruptcy or financial distress; compliance lapses enforcement or other regulatory actions; and any other significant event that could materially affect any Work or pose a significant risk to Custodian.

XII.	Foreign Based Suppliers

Transfer Agent shall not use any subcontractors that are based outside the United States of America who will have access to Confidential Information without Custodian’ prior written consent.

XIII.	Terms of Agreement; Amendment

This Agreement shall become effective as of the date first written above. This Agreement may be terminated by any party upon giving ninety (90) days prior written notice to the other parties. In addition, the Custodian may terminate immediately and without penalty in the event that a Regulatory Authority directs it to do so. This Agreement may not be amended or modified in any manner except by written agreement executed by the parties.

XIV.	Duties in the Event of Termination

In connection with a termination, a qualified successor custodian to any of the Custodian’s duties or responsibilities hereunder shall be designated by the Transfer Agent by written notice to the Custodian, and Custodian will promptly, upon such termination transfer to such successor all relevant books, records, correspondence, and other data established or maintained by the Custodian under this Agreement in a form reasonably acceptable to the Transfer Agent, and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from the Custodian’s personnel in the establishment of books, records, and other data by such successor.

XV.	Assignment

This Agreement shall extend to and be binding upon the respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Transfer Agent without the written consent of the Custodian, or by the Custodian without the written consent of the Transfer Agent.

XVI.	Use of Custodian Content and Publicity

Custodian acknowledges and submits that its name will be used within the documents exchanged between Transfer Agent, Mutual Fund, Customer, and Custodian as part of the Services. Notwithstanding this limited use of Custodian’s name, Transfer Agent will not, without prior written approval by Custodian, (1) disclose the existence of this Agreement, (2) disclose the business relationship between Custodian and Transfer Agent to any outside third party, and (3) use Custodian’s or Custodian’s Affiliates’ names, trademarks, trade names, service marks, logos or other brand marks.

XVII.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Ohio, without regard to conflicts of law principles, To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable federal law, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the Investment Companies Act of 1940 or any rule or order of the Securities and Exchange Commission promulgated thereunder.

XVIII.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, except as otherwise specifically provided in this Agreement.

XIX.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict the Custodian from providing services to other parties that are similar or identical to some or all of’ the services provided hereunder.

XX.	Invalidity

Any provision of this Agreement which may be determined by competent authority to-be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining proovisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

XXI.	Notices

Any notice requited or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return. receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to the Custodian shall be sent to:

U.S. Bank, N.A.

1555 N. Rivercenter Dr., MK-WI-S302

Milwaukee, WI 53212

Attn: Tom Fuller

Phone: 414-905-6118

and notice to the Transfer Agent shall be sent to:

Fenimore Asset Management Trust

384 N Grand Street

Cobleskill, NY 12043-0399

Attn: Monte Thompson

XXII.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

XXIII.	Attorney Fees and Remedies

In all disputes and matters whatsoever arising in connection with this Agreement, the Parties agree that the prevailing Party will be entitled to recover its reasonable attorney fees, court costs, and other legal expenses.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first written above.

U.S. Bank National Association, Custodian

By:	/s/ Michael R. McVoy

Title:	Michael R. McVoy, Senior Vice President

Fenimore Asset Management Trust, Transfer Agent

By:	/s/ Monte Thompson

Title:	Vice President

exhibit a

List of Funds

FAM Value Fund

FAM Equity-Income Fund

FAM Small Cap Fund

Exhibit B

Fee Schedule

Transfer Agent shall collect fees per each IRA Account; $2.50 per each IRA account shall be payable to Custodian.

Compliance with Laws

Exhibit C

Recitals.

1.1	Custodian is a financial institution subject to the Bank Secrecy Act and Section 326 of the USA PATRIOT Act requiring it to implement and maintain a Customer Identification Program as part of its Anti-Money Laundering Program and Bank Secrecy Act Policy.

1.2	The custodial services being provided by Custodian to Accounts do not constitute formal banking relationships between Custodian and Accounts so as to create any customer identification program/know your client obligations on the part of Custodian with respect to Accounts.

1.2	Custodian provides custodial services to Accounts and, in connection therewith, is obligated to comply with all laws, rules and regulations relating to the provision of services to such Accounts. The custodial services provided to Accounts by Custodian are specified in a written custodial agreement between the Custodian and each Account Client.

1.3	Transfer Agent provides ce1tain shareholder services to the mutual funds listed in Exhibit A (“Funds”), as may be amended from time to time, which are federally regulated registered investment companies and Transfer Agent has implemented Anti-Money Laundering Programs that complies with Section 326 of the USA Patriot ACT.

1.4	The Funds are in the business of providing mutua1 fund investments to individuals and entities, and, in that capacity, provide services to third parties that are or may be customers of Funds and/or Transfer Agent, but are not otherwise customers of, or specifically known to, the Custodian prior to becoming a custodial customer of the Custodian as described in Section 1.2, above (“Third Parties’’).

1.5	Custodian and Transfer Agent desire. to assure that the services the Funds and Transfer Agent provide to such Third Parties also comply with such Laws, as that term is defined below.

NOW THEREFORE, in consideration of the foregoing, the covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

2.	Transfer Agent Obligations Regarding Laws and Compliance Related Matters

For so long as the Custodian provides custodial services to any Third Parties, and the Funds and Transfer Agent provide services to Third Parties, the parties agree that Fund shall be legally and contractually responsible for ensuring that the services the Funds provide to Third Parties fully comply with the Laws. In connection therewith, the Transfer Agent makes the following representations regarding the Funds:

The Funds have established and currently maintain policies and procedures related to right to financial privacy; know your customer; Customer Identification Program; and intend to establish and maintain any other program, policies, and procedures which may in the future be found to be needed for the proper conduct of the services provided by Fund and Transfer Agent in conformity with. the Laws. The Funds operate, and cause the Transfer Agent to operate, in compliance with such programs, policies and procedures.

Transfer Agent shall give Custodian and representatives of the agencies which regulate Custodian reasonable access to their policies, procedures, practices and records, including but not by way of limitation those records made and retained :in accordance with the USA PATRIOT ACT Customer Identification Program, maintained by Transfer Agent at such time as the requesting regulatory authority or Custodian, as applicable, may request for the purpose of auditing compliance with the obligations described hereunder.

Transfer Agent will give Custodian notice and an opportunity to attend any meetings that Transfer Agent may have with regulatory and other governmental authorities that in any way relate to the Laws, or the matters contemplated by this Agreement.

For purposes hereof, “Laws” shall mean all federal, state and local laws and-regulations applicable to the provision of banking, financial or custodial services by Custodian under this Agreement. These include, but are not limited to, the Bank Secrecy Act, the USA PATRIOT Act, those relating to currency reporting, the prevention of money laundering, and laws regarding the privacy of nonpublic consumer information.

3.	Transfer Agent Obligations Regarding USA PATRIOT Act Customer Identification Program

Transfer Agent shall perform, with respect to all Third Parties for which Custodian provides services, all the duties of its Customer Identification Program. Such duties will conform, in all respects, with the requirements specified under the USA PATRIOT Act and the implementing regulations applicable to transfer agents of mutual funds.

5.	SAR and CTR Obligations

Each party to this contract shall remain obligated to file any and all Suspicious Activity Reports (SARs) or Currency Transaction Reports (CTR) that are required by law. In no way is Custodian agreeing to assume the Funds’ or the Transfer Agent’s SAR or CTR filing requirements. Instead, Custodian shall file any SARs or CTRs that it is required to file by law, and the Fund and the Transfer Agent shall file any SAR.s or CTRs they are required to file by law.